UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2014

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	62-1028629
(Commission File Number)	(I.R.S. Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On December 10, 2014, our company (the “Company”) entered into a Third Amendment (the "First Lien Amendment") to our Credit Agreement, dated as of June 2, 2014 (the “First Lien Credit Agreement”), among our Company, as borrower, KeyBank National Association, as administrative agent (the “First Lien Agent”), and the lenders party thereto (the “First Lien Lenders”) and to our Guarantee and Collateral Agreement, dated as of June 2, 2014 among our Company and its subsidiaries and the First Lien Agent. The First Lien Amendment, among other things, (1) amends our leverage and interest covenants, (2) establishes approved plans of development (“Plans”) and defines “Permitted Capital Expenditures” and adds requirements for the development of the our drilling program within those Plans and restricts our ability to engage in capital expenditures other than Permitted Capital Expenditures, (3) permits us to issue an additional $25 million in preferred stock, measured in terms of the stated liquidation preference of that stock (to a total of $50 million in stated liquidation preference in total), (4) adjusts the percentage by value of our oil and gas properties that must be the subject of mortgages in favor of the First Lien Agent (for the benefit of the First Lien Lenders) from 80% to 90%, (5) includes Mr. Carl F. Giesler, Jr., our Chief Executive Officer, as one of the officers designated in the definition of “Change of Control,” (6) eliminates restrictions on the sale of equity interests by Mr. Deloy Miller without impacting that “Change of Control” definition, (7) provides waivers related to certain events of default which arose as a result of Mr. Scott M. Boruff’s resignation as our Chief Executive Officer and certain sales of equity interests by Mr. Boruff as well as in connection with the scheduled payment of dividends on our preferred stock that occurred while an event of default had occurred, (8) extends the date by which the Company must remediate the material weakness in its internal controls over financial reporting from April 30, 2015 to April 30, 2016, but requires an additional borrowing base redetermination, unless waived by the majority of the First Lien Lenders, in the event our April 30, 2015 audited financial statements are issued with any qualification as to the effectiveness of our internal controls over financial reporting, (9) makes certain technical amendments intended to allow us to close the acquisition of Savant by easing certain requirements (which would have applied after that acquisition in the absence of this First Lien Amendment) related to its subsidiary, Nutaaq Pipeline, LLC, (10) requires that we not permit the aggregate revolving credit exposure of the First Lien Lenders to exceed $50 million in the aggregate prior to next redetermination date for our borrowing base, scheduled for February 1, 2015 and (11) requires that the next receipt of tax credits by our Company be used as a prepayment of the outstanding loans under the First Lien Credit Agreement; provided that we receive that payment before the next scheduled redeterminaton date of our borrowing base, we agree not to permit the aggregate revolving credit exposure of the First Lien Lenders to exceed $40 million in the aggregate.

The foregoing description is qualified in its entirety by reference to the full text of the First Lien Amendment which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

In addition, on December 10, 2014, we entered into Waiver and Amendment No. 4 to Credit Agreement and Amendment No. 2 to Guarantee and Collateral Agreement (the “Second Lien Amendment”) to our Credit Agreement, dated as of February 3, 2014 (the “Second Lien Credit Agreement”), among our Company, as borrower, Apollo Investment Corporation, as administrative agent (the “Second Lien Agent”), and the lenders party thereto (the “Second Lien Lenders”) and our Guarantee and Collateral Agreement, dated as of February 3, 2014 among our Company and its subsidiaries and the Second Lien Agent. The Second Lien Amendment, among other things, (1) makes conforming amendments to our leverage and interest covenants, matching those in the First Lien Amendment, (2) establishes the Plans and defines “Permitted Capital Expenditures” in the same manner as the First Lien Amendment, and adds substantially similar requirements in connection with our development of the our drilling program within those Plans and substantially similar restrictions on our ability to engage in capital expenditures other than Permitted Capital Expenditures, (3) permits us to issue an additional $25 million in preferred stock, measured in terms of the stated liquidation preference of that stock (as with the First Lien Amendment, to a total of $50 million in stated liquidation preference in total), (4) adjusts the percentage by value of our oil and gas properties that must be the subject of mortgages in favor of the Second Lien Agent (for the benefit of the Second Lien Lenders) from 80% to 90%, (5) includes Mr. Carl F. Giesler, Jr., our Chief Executive Officer, as one of the officers designated in the definition of “Change of Control” under the Second Lien Credit Agreement, (6) eliminates restrictions on the sale of equity interests by Mr. Deloy Miller without impacting the “Change of Control” definition therein, (7) provides waivers related to certain events of default which arose as a result of Mr. Scott M. Boruff’s resignation as our Chief Executive Officer and certain sales of equity interests by Mr. Boruff as well as in connection with a scheduled payment of dividends on our preferred stock that occurred while an event of default had occurred; (8) extends the date by which the Company must remediate the material weakness in its internal controls over financial reporting from April 30, 2015 to April 30, 2016, (9) waives the requirement that the proceeds of the sale of (i) certain miscellaneous oil and gas equipment and office supplies in Tennessee or (ii) interests in the oil and gas properties of Savant, be applied to prepay the loans under the Second Lien Credit Agreement, so long as those proceeds are applied to certain projects specified in the Plans, (10) makes certain technical amendments intended to allow us to close the acquisition of Savant by easing certain requirements (which would have applied after that acquisition in the absence of this Second Lien Amendment) related to its subsidiary, Nutaaq Pipeline, LLC, (11) increases the interest rate applicable to loans under the Second Lien Credit Agreement by 1% per annum (or, if we elect to pay such interest in kind, by 2% per annum) until our Company has raised $20 million in net proceeds from the issuance of equity interests of the

Company, provided that if we have not raised such amounts within four months, the change in the interest rate becomes permanent and (12) adds additional Events of Default (as defined in the Second Lien Credit Agreement).

The foregoing description is qualified in its entirety by reference to the full text of the Second Lien Amendment which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 5.02.    Departure of Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2014, our Board of Directors voted to extend the expiration of two warrants previously issued to Mr. David M. Hall, our Chief Operating Officer. The warrants, covering 711,000 shares at an exercise price of $1.00 and 480,000 shares at an exercise price of $2.00, were issued in connection with our acquisition of Cook Inlet Energy, LLC and were set to expire on December 10, 2014. The Board of Directors voted to extend the expiration of the warrants until March 10, 2015, due to the fact that we entered into a blackout period on November 26, 2014, which rendered Mr. Hall unable to effect transactions in our stock in order to pay the exercise price of the warrants.

Item 5.05     Amendment to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of
Ethics

On Wednesday, November 26, 2014, we entered into a “blackout period” in connection with our regular financial reporting, during which directors, officers and employees are generally prohibited from effecting trades in our securities. As previously reported, on December 1, 2014, our Board granted Mr. Boruff a limited waiver with respect to sales by his stock brokers of securities issued by the our Company in connection with margin calls on Mr. Boruff’s accounts.

On Monday, December 8, 2014, our Board of Directors amended that limited waiver to ensure it covered all sales of Mr. Boruff’s Company-issued stock that were expected in connection with those margin calls during the blackout period. As amended, the waiver continues to apply only to those sales effected at the discretion of the brokerage firms, and Mr. Boruff himself is still prohibited from otherwise actively instructing his brokers to sell any of his stock in the Company or to otherwise trade in our securities during the blackout period.

In addition, on December 9, 2014, our Board of Directors voted to amend the current code of conduct to prohibit directors, executive officers and other insiders from holding shares of our stock in margin accounts, borrowing against shares of our stock, and using shares of our stock as collateral for loans. In light of the fact that these activities had not been directly prohibited previously, the Board of Directors further determined that any affected person would be given a reasonable period of time to bring his or her share holdings into compliance with these policies (the “Transition Period”). In the same meeting, the Board of Directors also amended our code of conduct to add an additional provision prohibiting directors, executive officers and other insiders from engaging in “short sales” of our stock. No cases of insiders engaging in short selling of our stock were raised and this rule was adopted as a prudential measure.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.		Description
10.1	–
First Lien Amendment dated as of December 10, 2014 among Miller Energy Resources, Inc., as Borrower, and its subsidiaries, as Guarantors, KeyBank National Association, as Administrative Agent, and the lenders party thereto.

10.2	–
Second Lien Amendment dated as of December 10, 2014 among Miller Energy Resources, Inc., as Borrower, our subsidiaries, as Guarantors, and Apollo Investment Corporation, as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date:	December 10, 2014	By:	/s/ Kurt C. Yost
Kurt C. Yost
Senior Vice President and General Counsel